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Exhibit 99.1


FOR IMMEDIATE RELEASE
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Contact at Interneuron:
    Michael W. Rogers                                William B. Boni
    Executive VP and Chief Financial Officer         VP, Corp. Communications
    (781) 861-8444                                   (781) 402-3410


                INTERNEURON OBTAINS MAJORITY OWNERSHIP OF CPEC

               CPEC Has Worldwide License of BEXTRA(R) (Bucindolol)

                         For Congestive Heart Failure

LEXINGTON, MA, July 16, 1999 -- Interneuron Pharmaceuticals, Inc. (NASDAQ: IPIC) today announced that it entered into a series of agreements that result in Interneuron owning 65 percent of CPEC LLC, which is developing BEXTRA (bucindolol) for congestive heart failure. In exchange, Interneuron returned to Intercardia, Inc. (NASDAQ: ITRC), previously a majority-owned subsidiary of Interneuron, approximately 4.2 million of the 4.5 million shares of Intercardia common stock owned by Interneuron.

CPEC has an exclusive worldwide license from Bristol-Myers Squibb Company to develop and commercialize BEXTRA for congestive heart failure and is currently supporting, with the National Institutes of Health (NIH) and Department of Veterans Affairs (VA), a 2,708-patient Phase 3 clinical trial with bucindolol in the U.S. CPEC has licensed to BASF Pharma/Knoll AG commercialization rights to BEXTRA outside the United States and Japan, and BASF/Knoll is conducting a Phase 3 clinical trial with the drug in Europe.

Interneuron and Intercardia will now assume 65 percent and 35 percent, respectively, of CPEC's funding requirements for the development of BEXTRA in the U.S. and Japan and will be entitled to 65 percent and 35 percent, respectively, of the profits and available cash of CPEC LLC. Intercardia will assume all funding obligations and rights in the territory covered by the Knoll license. In return, Interneuron will be entitled to a percentage of net sales of BEXTRA in the Knoll territory.

"This transaction is based upon the respective business strategies of Interneuron and Intercardia," said Glenn L. Cooper, M.D., president and chief executive officer of Interneuron. "Interneuron is engaged principally in the development of advanced stage products, including BEXTRA, citicoline (for ischemic stroke), and pagoclone (for panic and general anxiety disorders), while Intercardia also has a significant interest in earlier clinical candidates and discovery research programs.
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"We believe that BEXTRA has the potential to contribute meaningfully to the treatment options for CHF, the only cardiovascular disease actually growing in incidence in the U.S.," said Dr. Cooper. "As a nonselective beta-blocker with mildly vasodilating properties, BEXTRA may be of particular benefit to patients with this debilitating disease."

The board of directors of CPEC will consist of three members designated by Interneuron and two by Intercardia. Dr. Cooper resigned as chairman of the board and director of Intercardia and became chairman of the board of CPEC. A committee composed of representatives of Interneuron and Intercardia will oversee development of bucindolol.

Prior to these transactions, Interneuron owned approximately 61 percent of Intercardia's common stock and approximately 20 percent of CPEC, Inc., the predecessor to CPEC LLC. Intercardia previously owned approximately 80 percent of CPEC, Inc. Interneuron now owns approximately 9 percent of Intercardia's outstanding common stock, representing shares payable to Interneuron as part of the May 1998 sale of Transcell Technologies, Inc. to Intercardia. Interneuron retains the right to receive additional shares of Intercardia common stock as the final installment of the Transcell merger consideration in February 2000.

As a result of these transactions, Interneuron will no longer consolidate Intercardia's financial statements but will instead consolidate CPEC's financial statements. Interneuron will record noncash charges to operations of approximately $2 million to $4 million relating to these transactions in fiscal 1999.

The ongoing Phase 3 Beta-blocker Evaluation of Survival Trial (BEST), under the sponsorship of the NIH and the VA, is assessing the effect on mortality of the addition of treatment with BEXTRA to traditional therapy for patients suffering from moderate to severe congestive heart failure. Enrollment in BEST ended in December 1998, with 2,708 patients.

Interneuron Pharmaceuticals is engaged in the development and commercialization of a portfolio of products and product candidates for central nervous system, cardiovascular and other disorders, including multiple compounds in late-stage clinical development.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward looking statements. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include, but are not limited to, risks relating to the Redux-related litigation, including risk relating to the finalization of the proposed settlement of the product liability litigation; uncertainties relating to clinical trials and regulatory approvals; need for additional funds and corporate partners; history of operating losses and expectation of future losses; product liability; dependence on third parties for manufacturing and marketing; the early stage of products under development; government regulation, patent risks and competition.